SUB-LEASE FOR TRANSPONDER CAPACITY ON ASTRA 1D SATELLITE - TRANSPONDER 54 (4 HOURS EVERYDAY STARTING FROM 0000 HRS)

THIS AGREEMENT is made the 2nd day of May, 1997 BETWEEN:

1. ASIA TV LIMITED of Unit 8, Belvue Business Centre, Belvue Road, Northolt, Middlesex UB5 5QQ, ("the Lessor")

and

2. THE HOME VIDEO CHANNEL LIMITED of Aquis House, Station Road, Hayes, Middlesex UB3 4DX (the "Guarantor")

and

3. SPICE ENTERTAINMENT COMPANIES, INC. of 536 Broadway, New York, NY 10012, USA (the "Sub-Lessee").

WHEREAS:

A. By a Contract for the use of Transponder Capacity dated 26th December 1994 between Societe Europeenne des Satellites SA ("SES") and the Lessor, SES granted to the Lessor the right to use a transponder on an ASTRA satellite for the unidirectional transmission and relay of the Lessor's uplink signals carrying the Television Service (as define therein) on the terms set out therein.

B. The Lessor has agreed (subject always to the consent of SES and to the terms of this Agreement) to sub-let the said transponder exclusively for four hours per day to the Sub-Lessee to enable the Sub-Lessee to make use of the transponder for the Sub-Lessee's Television Service and the Sub-Lessee has agreed to undertake certain duties and obligations as hereinafter specified.

C.   SES has consented to the Lessor sub-leasing such rights to the Sub-Lessee
     pursuant to a letter agreement between the Lessor and SES date [     ].

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS.

         1.1 Unless the context otherwise requires the following expressions shall have the following meanings:

(i) "the contract" means the contract (as the same may be amended from time to time) for the use of Transponder Capacity dated 26th December 1994 between SES and the Lessor in respect of Transponder 54 on ASTRA satellite 1D or such other transponder as may be allocated to the Lessor pursuant to that contract;

(ii) "the Term" means the period commencing on 1st June 1997 and continuing thereafter until the lawful termination of this Agreement;

(iii) "the Transponder" means such transponder as SES shall make available to Lessor pursuant to the terms of the Contract;

(iv)     "Rights" means all rights of the Lessor under the Contract;

(v) "the Television Service" means the Sub-Lessee's television programmes (including advertisements) comprising video and associated audio signals transmitted to viewers in one direction only as such service is specifically described in Schedule 2 attached and currently known as "the Adult Channel";

(vi) "Transmission Period" means four (4) hours starting from 0000 hours (midnight) UK local time every day during the Term, and during which the Television Service will commence a minimum of two (2) minutes after the Lessor's service (ZEE TV) broadcast ends;

(vii) "The Charge" shall mean the amounts payable in accordance with clause 3 of this Agreement.

(viii) "Associate" shall mean officer, employee, customer, service provider, consultant, supplier, agent, contract, sub-contractor, including the operator of the Television service, if any, and the uplink service providers;

(ix) "Sub-Lessee's Signals" shall mean the baseband signals, carrying the Television Service, produced by the Sub-Lessee and transmitted to the Uplink Facilities for onward transmission via the Transponder and conforming to Schedule II of the Contract;

(x) "Sub-Licencee's Uplink Signal" shall mean the uplink signals transmitted from the Uplink Facilities to the Transponder and conforming to Schedule II of the Contract;

(xi) "Uplink Facilities" shall mean all equipment and ancillary facilities used to transmit the Sub-Lessee's Uplink Signals to the Satellite conforming to Schedule II of the Contract;

(xii)    "Satellite" shall mean the satellite on which the transponder is sited.

         1.2 The expressions "Degradation," "Minimum Transponder Performance," "Pre-emption," "Received Signal Power" and "Spare TWTA" defined in clause 1 of the Contract shall have the same meaning where used in this Agreement.

2.       GRANT OF SUBLEASE.

         2.1 In consideration of the Sub-Lessee paying the Charge to the Lessor as set out in clause 3 below and subject to the consent of SES continuing during the Term, the Lessor hereby grants to the Sub-Lessee the full and exclusive right during the Term to use the Transponder in order to broadcast the Television Service during the Transmission Period. For the avoidance of doubt, the rights herein granted to the Sub-Lessee are in respect of the use of the Transponder for the Television Service and for no other purpose whatsoever.

         2.2 The Sub-Lessee's Television Service shall commence at least two minutes after the Lessor's service (ZEE TV) ends and in any event not before 0002 hours UK local time. For the first two (2) minutes of the Transmission Period the Sub-Lessee shall transmit the following:

(a) For the first 30 seconds a screen with colour bars, a clock and with the words "Next Service Starts";

(b) For the next 30 seconds the name of the Sub-Lessee's service will be included in the colour bar screen;

(c) For the next 60 seconds a warning regarding the contents and the start of the Sub-Lessee's Television Service; and

         Any change to the above shall be with the prior written consent of the Lessor, such consent not to be unreasonably withheld.

         2.3 The Lessor hereby consents to a change in the name of The Television Service that incorporates Spice or Spice combined with The Adult Channel. Approval of any other change in name of the Television service shall not be unreasonably withheld.

         2.4 For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the Sub-Lessee shall have no greater rights against the Lessor in respect of the use of the Transponder that the Lessor shall have against SES by virtue of the Contract. This clause 2.4 does not affect the terms of clause B.

2.5 In the event the Lessor obtains the use of an alternate transponder or in the case of digital - part transponder either on the ASTRA satellites or any other satellite, the Lessor shall, if possible, offer to the Sub-Lessee the rights to use the alternate transponder or part transponder for the Transmission Period on terms and conditions to be agreed between the parties.

         2.6 The Sub-Lessee hereby acknowledges for the avoidance of doubt that the Lessor shall not be responsible for providing any uplinking services and/or facilities to the Sub-Lessee for its Television Service. The Sub-Lessee shall be responsible and liable for providing its own uplinking service and facilities for its Television Service.

3.       CHARGE

         3.1 The Charge shall be the sum of 1,125,000.00 Pounds (Pounds One Million One Hundred Twenty Five Thousand only) per annum and shall be due and payable quarterly in advance. The sum of 93,750.00 Pounds (Pounds Ninety Three Thousand Seven Hundred and Fifty only) representing the Charge for one month shall be due and payable on execution of this Agreement. The sum of 187,500.00 Pounds (Pounds One Hundred Eighty Seven Thousand and Five Hundred only) representing the balance amount due for the first quarter and thereafter for each subsequent quarter, the quarterly Charge, shall be due and payable seven
(7) working days before the commencement of the relevant quarter and the sub-Lessee shall ensure that the Lessor is in receipt of cleared funds on or before the seventh working day of each relevant quarter. The Charge is to be pro-rated for period of less than a quarter on expiry or termination. On the first anniversary of this Agreement and on each anniversary thereafter, the Charge is to be increased by a percentage equal to the percentage increase in the UK RPI as published by Her majesty's Government for the previous twelve (12) months.

         3.2 The Charge payable is expressed exclusive of VAT which shall be payable upon delivery of a proper VAT invoice.

         3.3 If the Sub-lessee fails to pay the Charge within the period referred to in clause 3.1 above, the Lessor shall, without prejudice to its other rights, be entitled to charge interest at a rate of four(4) percent per annum above the base lending rate of National Westminster Bank Plc on all amounts calculated on a daily basis (both before and after judgment) from the date the Charge is due and payable until payment.

3A.      Guarantee.

         3A.1 In consideration of the Sub-Lessee entering into this Agreement, the Guarantor hereby unconditionally guarantees to the Lessor and its successors, transferees and assigns as primary obligor and not as surety the due proper and punctual performance and observance by the Sub-Lessee of all the Sub-Lessee's obligations to the Lessors contained in or arising under this Agreement or arising from any termination or breach of this Agreement.

         3A.2 If the Sub-Lessee shall make default in the payment when due of any amount payable to the Lessor under this Agreement or arising from the termination or breach thereof, the Guarantor shall forthwith on demand by the Lessor unconditionally pay to the Lessor an amount equal to the amount payable by the Sub-Lessee.

         3A.3 As an independent and primary obligation, without prejudice to Clause 3A.1 the Guarantor hereby unconditionally and irrevocably agrees to indemnify the Lessor and keep it indemnified against all and any loss, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Lessor arising from any failure of the Sub-Lessee to comply with any of its obligations under this Agreement or by reason of the Sub-Lessee not being at any time, or ceasing to be, liable in respect of the obligations and liabilities purported to be assumed by it in accordance with the terms of this Agreement.

         3A.4 The guarantee and indemnity contained in this clause [3A] shall be a continuing guarantee and indemnity and shall continue in full force and effect until all obligations of the Sub-Lessee arising under this Agreement and all monies owing or payable or purported to be owing or payable by the Sub-Lessee under this Agreement or arising from any termination or breach thereof have been paid, discharged or satisfied in full and notwithstanding any insolvency of the Sub-Lessee.

         3A.5 No release, settlement, discharge or arrangement which may at any time be given or made in relation to the liabilities of the Sub-Lessee under this Agreement or in relation to any termination or breach thereof shall prejudice or affect the rights of the Lessor to recover from the Guarantor to the full extent of the guarantee and indemnity contained in clause [ ].

         3A.6 The guarantee and indemnity contained in this clause [3A] will be subject to the limitations of liability contained in clause 8 as if, for these purposes, the Sub-Lessee were replace in that clause by the Gurantor.

X.       DEGRADATION

         X.1 Where pursuant to clause 6.1 of the contract the Lessor receives a payment from SES due to the Degradation of the Transponder during any period which includes the Transmission Period on any day, the Lessor shall pay to the Sub-Lessee a part of that payment calculated in accordance with the following formula:

                                    a/b x P

where:

         "P" is the payment received by the Lessor from SES;

         "b" is the total number of hours of Degradation in respect of which the rebate paid by SES has been calculated.

         "a" is the total number of hours (being part of the total in respect of which the rebate has been calculated) of Degradation which are also part of any Transmission Period.

         X.2 Degradation shall not constitute a breach of Contract on the part of Lessor. Save as set out in [X.1], Sub-Lessee shall have no right or remedy against Lessor in the event of Degradation.

Y.       UNAVAILABILITY

         Y.1      The Transponder shall be regarded as unavailable if:

                  Y.1.1 the Received Signal Power falls below the Minimum Transponder Performance by more than 1.5 dB;

                  Y.1.2 the interruption of the Television Service by reason of any matter describe in clause 9.1(iii) of the Contract exceeds thirty minutes in any calendar quarter;

                  Y.1.3 any failure of the satellite on which the Transponder is sited causes an interruption of transmission of the Television Service;

and the expression "Unavailable" and "Unavailability" shall be construed accordingly.

         Y.2 Where pursuant to clause 7.2 of he Contract the Lessor receives a payment from SES due to the Unavailability of the Transponder during any period which includes the Transmission Period on any day, the Lessor shall pay to the Sub-Lessee a part of that payment calculated in accordance with the following formula:

                                    a/b x P

where:

         "P" is the payment received y the Lessor from SES;

         "b" is the total number of hours of Unavailability in respect of which the rebate paid by SES has been calculated;

         "a" is the total number of hours (being part of the total in respect of which the rebate has been calculate) of Unavailability which are also part of any Transmission Period.

         Y.3 If the Transponder become Unavailable for (i) a period of 30 or more consecutive days, or (ii) a continuous period of at least fifteen minutes per day and such Unavailability occurs during thirty or more days (whether consecutive or not) in any 90 day period, then the Sub-Lessee may terminate this Agreement in which case clause [ ] shall apply [rebate of forward payments].

         Y.4 Unavailability shall not constitute a breach of contract on the part of Lessor. Clauses [Y.2] and [Y.3] shall be the Sub-Lessee's sole remedies in the event of Unavailability and Lessor shall have no further obligation to Sub-Lessee by reason of the Unavailability.

Z.       EXCLUDING CIRCUMSTANCES.
         Clauses X.1, Y.2 and Y.3 shall not apply:

         Z.1 to a Degradation of Unavailability caused by an act or omission of the Sub-Lessee or any of its Associates;

         Z.2 where the Sub-Lessee's Signal, the Sub-Lessee's Uplink Signals or the Uplink Facilities do not comply with Schedule II of the Contract or where the Sub-Lessee's Signals are not received by the Uplink Facilities or the Sub-Lessee's Uplink Signals are not received by the Transponder due to no fault of SES or the Lessor.

ZZ.      INTERRUPTION, TESTING AND MONITORING.

         ZZ.1 SES shall be entitled to interrupt the Television Service and to require that Sub-Lessee cease transmission of the Sub-Lessee Uplink Signals in the circumstances set out in clause 9.1 of the Contract. Any such interruption or cessation of transmission shall not constitute a breach of contract on the part of Lessor. Sub-Lessee covenants with Lessor that it will cooperate with SES and Lessor where such interruption or cessation is required by SES.

         ZZ.2 Lessor or SES shall not be entitled to interrupt the Television Service or to require the Sub-Lessee to cease transmission of the Sub-Lessee Uplink Signal if the Sub-Lessee is in breach of its obligations hereunder.

         ZZ.3 Sub-Lessee will procure that the operator of the Uplink Facilities shall assist SES in making any tests to ensure that such Facilities and the Sub-Lessee Uplink Signals comply with Schedule II of the Contract and do not interfere with or damage the Satellite or any of its Transponders.

A.       PRE-EMPTION.

         A.1 The Sub-Lessee shall be subject to the rules of the pre-emptability set out in Schedule VII of the Contract and no action taken by SES pursuant to that Schedule shall result in the Lessor being in breach of this Agreement.

         A.2 In the event that the Lessor become a non-pre-emptable customer of SES pursuant to the provisions of clause 10.2 of the Contract, the Sub-Lessee shall not be subject to the provisions of Schedule VII-D of the Contract.

B.       USE OF TRANSPONDER.

         B.1 The Sub-Lessee shall procure that the Sub-Lessee Signals and Sub-Lessee Uplink Signals and Uplink Facilities comply with Schedule II of the Contract and do not interfere with or damage the Satellite or any of its transponders.

         B.2 The Sub-Lessee shall not use the Transponder in any way not specified in this Agreement.

BB.      LIMITED ALTERNATIVE TRANSPONDER CAPACITY OFFERED BY SES

BB.1 In the event that the Transponder is pre-empted, Degrades or is Unavailable and SES offers to Lessor the use of an alternative Transponder but for less than 24 hours on any day, then if that alternative capacity is accepted by Lessor and the replacement transponder is available during any day for any part of the Transmission Period and if SES so consent, Sub-Lessee shall be entitle to the exclusive use of the replacement transponder for the broadcast of the Television Service insofar as the transponder is available during the Transmission Period or any part or parts of it on any day and such use shall be governed by the terms of this Agreement.

         BB.2 For the avoidance of doubt, where a replacement transponder is made available to Lessor in the circumstances envisaged by [BB.1], Lessor shall not be obliged to permit the use by Sub-Lessee of that transponder where an dot the extent that the transponder is available outside of the Transmission Period on any day.

         BB.3 Where a replacement transponder is made available to Lessor in the circumstances envisaged by [BB.1], the parties will negotiate in good faith with a view to assisting each other fairly in the amelioration of any detriment cause by such circumstances or by the terms of this clause.

C.       AUTOMATIC TERMINATION DUE TO SES LOSS OF FRANCHISE.

         C.1 This Agreement shall automatically terminate in the even the Contract is terminated pursuant to clause 13 thereof. In the event of such termination of this Agreement, the Lessor shall be discharged of all liability and obligation to the Sub-Lessee save in respect of breaches occurring prior to the termination.

4.       LESSOR'S WARRANTIES AND UNDERTAKINGS.

         4.1 The Lessor hereby warrant and undertakes that it possess full power and authority to enter into and perform this Agreement and that it will throughout the Term comply with the terms of the Contract and use its reasonable endeavours to maintain all consents granted by SES.

         4.2 The Lessor shall not amend the Contract so as to prejudice the rights of the Sub-lessee unless it is required by SES. The Lessor shall immediately notify the Sub-Lessee of any such proposed amendments and will at the request of the Sub-Lessee use its reasonable endeavours to resist such proposed amendments at the sole expense and cost of the Sub-Lessee.

4.3 Lessor undertakes forthwith to pass on to Sub-Lessee any notice other information received by it from SES in relation to the Contract where such information could reasonably be expected to have detrimental impact on the business of Sub-Lessee including (without limitation) notice of change of pre-emptability status, notice of down time, notice of sun spot activity, notice of spare capacity, notices of interruption, Unavailability and pre-emption and information obtained from SES's monitoring of the same, provided that Lessor shall not be obliged to pass on any material which is commercially sensitive or confidential to it.

5.       SUB-LESSEE'S WARRANTIES AND UNDERTAKINGS.

         The Sub-Lessee hereby warrants and undertake throughout the Term:

         (a) that it possess full power and authority to enter into and perform this Agreement and that it has not and will not during the Term enter into an agreement or arrangement which does or might tend to limit the full performance of its obligations hereunder and that it is and will remain in full compliance with all applicable laws and regulations;

         (b) that it has and will retain SES's consent to transmit its service on the Transponder and that SES has given its prior approval to the use of the Videocrypt encryption system;

         (c) comply in all respects with Clause 12 of the Contract as if references in that clause to the "Customer" were references to "the Sub-Lessee," references to the "Agreement" were references to this Agreement, reference to "SES" were a reference to "the Lessor" and references to the Television Service shall mean that Service as defined herein.

         (d) that it or its wholly-owned subsidiary (the "Guarantor") will remain the broadcaster of the Television Service and will be responsible for obtaining and ensuring compliance with the terms of its non-domestic satellite license issued by the Independent Television Commission;

         (e) that it shall be fully responsible for the content of the Television service and shall be solely responsible for obtaining all necessary consents and licenses for the use of all material contained or utilized in the Television Service without limitation all copyright contractual and regulatory clearances necessary for the encryption and broadcast of the Television service and all material comprised in the same;

         (f) that the Television Service will comply with the ITC Code of programming and all other ITC guidelines, notifications; and does not and will not contain material which is defamatory or which will or might expose the Lessor and/or SES to any proceedings whatsoever of a civil nature from third parties or to criminal proceedings.

         (g) that not more than the first ten (10) minutes of the Sub-Lessee service may be unencrypted and that such unencrypted service shall comply with the ITC Code of Programming and all other ITC guidelines, notifications; and such service shall not be defamatory;

         (h) that it shall seek the prior written consent and approval of the Less or should it decide to make any reference to the Lessor or to See TV in marketing, promoting or advertising its Television Service or that its service is available immediately after the Lessor's service or after ZEE TV; and

         (i) to provide free of charge to the Lessor each a total of three smart cards to receive the Television Service in order that the Lessor may monitor the Television Service. HVC Acknowledges that it has already provided smart cards to SES to enable it to monitor its Service and if SES requires further cards or decoding equipment it will provide the same to SES for such monitoring purposes and

         (j) For the avoidance of doubt, that it will not in any way restrict or prevent use of the Transponder by the Lessor during any period outside the Transmission period.

6.       INDEMNITIES.

         The Sub-Lessee shall indemnify and hold harmless the Lessor against all liabilities, claims, demands, action, expenses costs (including all legal costs on an indemnity basis as between solicitor and client), damages and losses in respect of any damage to the Lessor or any liability to any third party for which the Lessor is liable in either case arising directly from any breach of any obligation representation or warranty, by the Sub-Lessee hereunder. This is subject to clause 8.

7.       TERMINATION.

         7.1 This Agreement shall automatically terminate in the event that the Contract expires by effluxion of time.

         7.2 Either party shall be entitled to terminate this Agreement forthwith by notice of writing if the other:

                  (a) is in material breach of its obligations hereunder and such breach is incapable of remedy or is not remedied (if capable of remedy) within thirty (30) days of receipt of written notice specifying the breach and requiring it to be remedied;

                  (b) goes into receivership or liquidation (other than for the purposes of amalgamation or reconstruction) or becomes insolvent or makes any composition or arrangement with its creditors.

         7.2 Either Party shall be entitled to terminate this Agreement by giving six months notice to the other party without giving any reason, such notice not to expire within 18 months from 1st June 1997.

         7.3 The Lessor shall be entitled to terminate this Agreement forthwith by notice in writing at any time to the Sub-Lessee upon the occurrence of any of the following events:

         (a)      if the sub-Lessee has not paid the Charge owed within seven
                  (7) days of the commencement of the relevant quarter after receipt of a notice from the Lessor requiring payment, such notice to be served at any time after the Charge has become due and payable in accordance with clause 3.1;

         (b) if the Sub-Lessee is in material breach of the terms and conditions of the Contract and the Lessor has requested compliance in writing by notice and this has not been complied with within thirty (30) days. For the avoidance of doubt, temporary technical failures of the Television Service, the uplink, the encryption of the two minute opening screens (referred to in clause 2.2 of this Agreement) shall not constitute a material breach of this Agreement unless such failure lasts for 30 days or more;

         (c) if the Contract is terminated for any reason other than a breach of the Contract by the Lessor and is not replaced forthwith by a contract with an alternative carrier which would allow the Lessor to sub-lease to the Sub-Lessee rights similar to the rights in this Agreement at no extra cost and otherwise on terms reasonably comparable to those contained herein;

         (d) if the consent of SES to the grant of the rights contemplated in clause above is withdrawn for any reason, subject to clause 4.1;

         (e) if the sub-Lessee does not comply with the Television Service description as set out in Schedule II within fourteen (14) days of SES, through the Lessor, requesting compliance in writing:

          7.4 If this Agreement or the Contract is terminated by either party for any reason during a quarter which has not expired and or which the Sub-Lessee has paid the Charge in accordance with clause 3 and the Agreement or Contract is not replaced forthwith, the Lessor shall within fourteen (14) days repay to the Sub-Lessee the Charge pro-rated for the remainder of that quarter PROVIDED THAT the Lessor shall not be prevented from setting off any such sum due to the Sub-Lessee against such liability as Sub-Lessee may have to it by reason of any breach of this Agreement. Interest at the rate of four (4) percent per annum about the base lending rate of Nation Westminster Bank Plc shall accrue from day to day (both before and after judgment) if such sum is not paid on the due date.

8.       LIMITATION OF LIABILITY.

         8.1 Neither party shall be liable to the other in any way whatsoever for loss of profits, business or anticipated savings or for any indirect or consequential loss whatsoever.

         8.2 In the event that the Lessor is in breach of this Agreement or the Contract the liability of Lessor shall:

         (a) in the event that the breach occurs (or commences, if continuing) prior to 1 June 1998, be limited to 1,687,500 Pounds x P/18, where "P" means the number of full calendar months between the date of the breach and 1 December 1998; and

         (b) in the event that the breach occurs (or commences, if continuing) after 1 June 1998, be limited to 562,500 Pounds.

                  This clause shall be without prejudice to the obligation of Lessor to repay Charges pursuant to clause 7.4.

         8.3 In the event that the Sub-Lessee is in breach of this Agreement or the Contract the liability of Sub-Lessee shall:

         (a) in the event that the breach occurs (or commences, if continuing) prior to 1 June 1998, be limited to 1,687,500 x P/18, where "P" means the number of full calendar months between the date of the breach and 1 December 1998; and

         (b) in the event that the breach occurs (or commences, if continuing) after 1 June 1998, be limited to 562,500 Pounds.

                  In either case, in addition to the maximum amount specified, Sub-Lessee shall be liable also for the amount of any Charge (due and payable pursuant to clause 3 prior to the date of the breach) that has not been paid and that related to a period of rental prior to the date of breach.

         8.4 Notwithstanding anything stated in 8.1, the Lessor shall not be liable to the Sub-Lessee for any breach of this Agreement caused by any breach of the Contract on the part of SES. However, the Lessor shall pay to the Lessee one-sixth of the difference between the amount of any such damages which it may recover from SES in respect of a breach by that company of the Contract (whether recovered by way of legal proceedings or agreement) and the amount of all expenses incurred by the Lessor in recovering such damages.

         8A.1 Nothing in clause 8 shall prevent the Lessor from setting off any amounts due to it in respect of the Charges payable pursuant to clause 3 prior to the date of breach yet unpaid against any liability it might otherwise have to the Sub-Lessee.

         8A.2 Nothing in clause 8 shall prevent the Sub-Lessee from setting off any amount payable to it pursuant to clause 7.4 against any liability it might otherwise have to the lessor.

9.       FORCE MAJEURE.

         9.1 Neither the Lessor nor the Sub-Lessee shall be considered to be in breach or be liable for any damage suffered as a result of the failure to perform any obligation under this agreement if, and for so long as, such failure is the result of an event of force majeure, which shall be an event beyond the control of that party.

10.      ENTIRE AGREEMENT.

         10.1 This Agreement together with the Schedules sets forth the entire Agreement between the parties in connection with the subject matter hereof and no oral representations warranties or promises shall be implied as terms of the Agreement.

11.      NOTICES.

         11.1 Any notice given under the provisions of this agreement shall be in writing and shall be sent to the address of the party to be served as above written or such other address of which notice has previously been given to the other party. All notices addressed to the Lessor shall be marked for the attention of the Head of Legal and Business Affairs. All notices shall be delivered by hand or sent by facsimile or, within the United Kingdom, by registered or recorded delivery, or outside the United Kingdom, by registered air mail letter. All notices shall be deemed to have been served at the time of delivery or at the time of receipt (if delivered by facsimile), unless delivered or received after 3:30 p.m. in which case service shall be deemed on the next day following delivery.

12.      NON-PARTNERSHIP.

         12.1 Nothing contained herein shall be deemed to create, and the parties hereto do not intend to create, any relationship of partnership, joint venture or agency, nor shall any similar relationship be deemed to exist between the Lessor and the Sub-Lessee.

13.      ASSIGNMENT.

         13.1 The Sub-Lessee shall not assign, transfer, sublet, or otherwise allow any third parties to directly or indirectly exercise its rights in whole or in part under this agreement except with the prior approval of the Lessor.

         13.2 A change in the control of the Sub-Lessee shall be considered as an assignment and unless the Lessor has given its prior written consent, the Lessor shall have the right to terminate.
14.      JURISDICTION AND PROPER LAW.

         14.1 This Agreement shall be governed and construed in accordance with the laws of England and Wales and the parties shall submit all disputes in relation to or arising out of it to the non-exclusive jurisdiction of the Courts of England and Wales or the Courts of the State of [New York].

         IN WITNESS WHEREOF the parties have executed this Agreement on the day and year set forth above.


SIGNED by /s/ K. Digvijay Singh)
for and on behalf of )
ASIA TV LIMITED in)
presence of:  /s/ Sunil Potchif)

SIGNED by /s/ R.C. Yates)
for and on behalf of)
THE HOME VIDEO CHANNEL)
LIMITED in the presence)
of:  /s/ David Porter)

SIGNED by /s/ R.C. Yates)
for and on behalf of)
SPICE ENTERTAINMENT)
COMPANIES INC. in the)
presence of:  /s/ David Porter)

                                                    SCHEDULE 1

                                                   THE CONTRACT

                                                    SCHEDULE II
                                                TELEVISION SERVICE


1.    Name of the Lessor:  Asia TV Limited.

2.    Name of Sub-Lessee:  Spice Entertainment Companies, Inc.

3.    Name of Television Service:   The Adult Channel (or as changed from time
      to time)

4.    Types of Programming:    Entertainment, non-explicit adult feature films &
      adult television programmes.

5.    Licence:    ITC Licence NDS 032

6.    Language:   Primarily English

7. Transmission Period: daily for 4 hours starting from 0000 (midnight) UK local time.

8.    Capacity Used:      Main video carrier together with the 7.02 and 7.20 MHZ
      sub-carriers.

9.    Uplink:     British Telecom Plc, Madeley, England, or such other as
      notified from time to time by the Sub-Lessee.

10. Encryption: Videocrypt system, or such other as notified from time to time by the Sub-Lessee provided that the prior approval of SES has been obtained. The service shall necessarily be encrypted except the opening promotional segment of not more than ten minutes, such unencrypted service to comply with clause 2.2 of the Agreement.

11.   Source of Income:    Subscription and Advertising.

12.   Target territories:  ASTRA 1D footprint.

13.   Start Date: 1st June 1997

14. Expiry Date: not before 30th November 1998 and thereafter on six months notice. The sub-Lessee's shall use the Transponder exclusively in connection with the Television Service and the Sub-Lessee shall not change the content of the Television Service without the prior written SSS approval of the Lessor, SES and the Government of Luxembourg.